CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 22, 1999, except for the second paragraph of Note 15 as to which the date is January 7, 2000 relating to the consolidated financial statements, which appears in Holiday RV Superstores Incorporated's Annual Report on Form 10-K for the year ended October 31, 1999. We also consent to the incorporation by reference of our report dated December 22, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers, LLP
September 21, 2000